================================================================================

                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                            ------------------------

                                  SCHEDULE 13D

                   UNDER THE SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO. 9)*
                            ------------------------

                             KINETIC CONCEPTS, INC.
                                (NAME OF ISSUER)

                                  COMMON STOCK
                         (TITLE OF CLASS OF SECURITIES)

                                  49460W-01-0
                                 (CUSIP NUMBER)

                            ------------------------

                                MURRAY A. INDICK
                       RICHARD C. BLUM & ASSOCIATES, L.P.
                        909 MONTGOMERY STREET, SUITE 400
                            SAN FRANCISCO, CA 94133
                                 (415) 434-1111
                 (NAME, ADDRESS AND TELEPHONE NUMBER OF PERSON
               AUTHORIZED TO RECEIVE NOTICES AND COMMUNICATIONS)

                                NOVEMBER 6, 1997
            (DATE OF EVENT WHICH REQUIRES FILING OF THIS STATEMENT)

                            ------------------------

     If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(b)(3) or (4), check the following box [ ].

     NOTE: Six copies of this statement, including all exhibits, should be filed with the Commission. See Rule 13d-1(a) for other parties to whom copies are to be sent.

     *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

     The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).
================================================================================

                                  SCHEDULE 13D

--------------------------                                             -----------------------
  CUSIP No. 49460W-01-0                                                Page 1 of 21 Pages
--------------------------                                             -----------------------
------------------------------------------------------------------------------------------------
          NAME OF REPORTING PERSON
    1     STINSON CAPITAL PARTNERS, L.P.
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
          94-3432358
------------------------------------------------------------------------------------------------
          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a)  [X]**
    2     (b)  [X]**
------------------------------------------------------------------------------------------------
          SEC USE ONLY
    3
------------------------------------------------------------------------------------------------
          SOURCE OF FUNDS*
    4
          WC
------------------------------------------------------------------------------------------------
          CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
    5     PURSUANT TO ITEMS 2(d) or 2(e)                                                   [ ]
------------------------------------------------------------------------------------------------
          CITIZENSHIP OR PLACE OF ORGANIZATION
    6
          California
------------------------------------------------------------------------------------------------
                                           SOLE VOTING POWER
            NUMBER OF
             SHARES
          BENEFICIALLY
            OWNED BY
              EACH
             PERSON
              WITH
                                     7
                                           -0-
                                 ---------------------------------------------------------------
                                           SHARED VOTING POWER
                                     8
                                           17,613,152**
                                 ---------------------------------------------------------------
                                           SOLE DISPOSITIVE POWER
                                     9
                                           -0-
                                 ---------------------------------------------------------------
                                           SHARED DISPOSITIVE POWER
                                     10
                                           17,613,152**
------------------------------------------------------------------------------------------------
          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
    11    PERSON
          17,613,152**
------------------------------------------------------------------------------------------------
          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    12    CERTAIN SHARES  [ ]
------------------------------------------------------------------------------------------------
          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
    13
          90.6%**
------------------------------------------------------------------------------------------------
          TYPE OF REPORTING PERSON
    14
          PN
------------------------------------------------------------------------------------------------

** See Item 5 below

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                  SCHEDULE 13D

--------------------------                                             -----------------------
  CUSIP No. 49460W-01-0                                                Page 2 of 21 Pages
--------------------------                                             -----------------------
------------------------------------------------------------------------------------------------
          NAME OF REPORTING PERSON
    1     RCBA -- KCI CAPITAL PARTNERS, L.P.
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
          94-3432358
------------------------------------------------------------------------------------------------
          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a)  [X]**
    2     (b)  [X]**
------------------------------------------------------------------------------------------------
          SEC USE ONLY
    3
------------------------------------------------------------------------------------------------
          SOURCE OF FUNDS*
    4
          WC
------------------------------------------------------------------------------------------------
          CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
    5     PURSUANT TO ITEMS 2(d) or 2(e)                                                   [ ]
------------------------------------------------------------------------------------------------
          CITIZENSHIP OR PLACE OF ORGANIZATION
    6
          California
------------------------------------------------------------------------------------------------
                                           SOLE VOTING POWER
            NUMBER OF
             SHARES
          BENEFICIALLY
            OWNED BY
              EACH
             PERSON
              WITH
                                     7
                                           -0-
                                 ---------------------------------------------------------------
                                           SHARED VOTING POWER
                                     8
                                           17,613,152**
                                 ---------------------------------------------------------------
                                           SOLE DISPOSITIVE POWER
                                     9
                                           -0-
                                 ---------------------------------------------------------------
                                           SHARED DISPOSITIVE POWER
                                     10
                                           17,613,152**
------------------------------------------------------------------------------------------------
          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
    11    PERSON
          17,613,152**
------------------------------------------------------------------------------------------------
          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    12    CERTAIN SHARES  [ ]
------------------------------------------------------------------------------------------------
          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
    13
          90.6%**
------------------------------------------------------------------------------------------------
          TYPE OF REPORTING PERSON
    14
          PN
------------------------------------------------------------------------------------------------

** See Item 5 below

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                  SCHEDULE 13D

--------------------------                                             -----------------------
  CUSIP No. 49460W-01-0                                                Page 3 of 21 Pages
--------------------------                                             -----------------------
------------------------------------------------------------------------------------------------
          NAME OF REPORTING PERSON
    1     THE COMMON FUND FOR NON-PROFIT ORGANIZATIONS
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
          94-3432358
------------------------------------------------------------------------------------------------
          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a)  [X]**
    2     (b)  [X]**
------------------------------------------------------------------------------------------------
          SEC USE ONLY
    3
------------------------------------------------------------------------------------------------
          SOURCE OF FUNDS*
    4
          WC
------------------------------------------------------------------------------------------------
          CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
    5     PURSUANT TO ITEMS 2(d) or 2(e)                                                   [ ]
------------------------------------------------------------------------------------------------
          CITIZENSHIP OR PLACE OF ORGANIZATION
    6
          California
------------------------------------------------------------------------------------------------
                                           SOLE VOTING POWER
            NUMBER OF
             SHARES
          BENEFICIALLY
            OWNED BY
              EACH
             PERSON
              WITH
                                     7
                                           -0-
                                 ---------------------------------------------------------------
                                           SHARED VOTING POWER
                                     8
                                           17,613,152**
                                 ---------------------------------------------------------------
                                           SOLE DISPOSITIVE POWER
                                     9
                                           -0-
                                 ---------------------------------------------------------------
                                           SHARED DISPOSITIVE POWER
                                     10
                                           17,613,152**
------------------------------------------------------------------------------------------------
          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
    11    PERSON
          17,613,152**
------------------------------------------------------------------------------------------------
          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    12    CERTAIN SHARES  [ ]
------------------------------------------------------------------------------------------------
          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
    13
          90.6%**
------------------------------------------------------------------------------------------------
          TYPE OF REPORTING PERSON
    14
          PN
------------------------------------------------------------------------------------------------

** See Item 5 below

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                  SCHEDULE 13D

--------------------------                                             -----------------------
  CUSIP No. 49460W-01-0                                                Page 4 of 21 Pages
--------------------------                                             -----------------------
------------------------------------------------------------------------------------------------
          NAME OF REPORTING PERSON
    1     BK CAPITAL PARTNERS IV, L.P.
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
          94-3139027
------------------------------------------------------------------------------------------------
          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a)  [X]**
    2     (b)  [X]**
------------------------------------------------------------------------------------------------
          SEC USE ONLY
    3
------------------------------------------------------------------------------------------------
          SOURCE OF FUNDS*
    4
          WC
------------------------------------------------------------------------------------------------
          CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
    5     PURSUANT TO ITEMS 2(d) or 2(e)                                                   [ ]
------------------------------------------------------------------------------------------------
          CITIZENSHIP OR PLACE OF ORGANIZATION
    6
          California
------------------------------------------------------------------------------------------------
                                           SOLE VOTING POWER
            NUMBER OF
             SHARES
          BENEFICIALLY
            OWNED BY
              EACH
             PERSON
              WITH
                                     7
                                           -0-
                                 ---------------------------------------------------------------
                                           SHARED VOTING POWER
                                     8
                                           17,613,152**
                                 ---------------------------------------------------------------
                                           SOLE DISPOSITIVE POWER
                                     9
                                           -0-
                                 ---------------------------------------------------------------
                                           SHARED DISPOSITIVE POWER
                                     10
                                           17,613,152**
------------------------------------------------------------------------------------------------
          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
    11    PERSON
          17,613,152**
------------------------------------------------------------------------------------------------
          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    12    CERTAIN SHARES  [ ]
------------------------------------------------------------------------------------------------
          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
    13
          90.6%**
------------------------------------------------------------------------------------------------
          TYPE OF REPORTING PERSON
    14
          PN
------------------------------------------------------------------------------------------------

** See Item 5 below

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                  SCHEDULE 13D

--------------------------                                             -----------------------
  CUSIP No. 49460W-01-0                                                Page 5 of 21 Pages
--------------------------                                             -----------------------
------------------------------------------------------------------------------------------------
          NAME OF REPORTING PERSON
    1     STINSON CAPITAL PARTNERS II, L.P.
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
          94-3264850
------------------------------------------------------------------------------------------------
          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a)  [X]**
    2     (b)  [X]**
------------------------------------------------------------------------------------------------
          SEC USE ONLY
    3
------------------------------------------------------------------------------------------------
          SOURCE OF FUNDS*
    4
          WC
------------------------------------------------------------------------------------------------
          CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
    5     PURSUANT TO ITEMS 2(d) or 2(e)                                                   [ ]
------------------------------------------------------------------------------------------------
          CITIZENSHIP OR PLACE OF ORGANIZATION
    6
          California
------------------------------------------------------------------------------------------------
                                           SOLE VOTING POWER
            NUMBER OF
             SHARES
          BENEFICIALLY
            OWNED BY
              EACH
             PERSON
              WITH
                                     7
                                           -0-
                                 ---------------------------------------------------------------
                                           SHARED VOTING POWER
                                     8
                                           17,613,152**
                                 ---------------------------------------------------------------
                                           SOLE DISPOSITIVE POWER
                                     9
                                           -0-
                                 ---------------------------------------------------------------
                                           SHARED DISPOSITIVE POWER
                                     10
                                           17,613,152**
------------------------------------------------------------------------------------------------
          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
    11    PERSON
          17,613,152**
------------------------------------------------------------------------------------------------
          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    12    CERTAIN SHARES  [ ]
------------------------------------------------------------------------------------------------
          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
    13
          90.6%**
------------------------------------------------------------------------------------------------
          TYPE OF REPORTING PERSON
    14
          PN
------------------------------------------------------------------------------------------------

** See Item 5 below

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                  SCHEDULE 13D

--------------------------                                             -----------------------
  CUSIP No. 49460W-01-0                                                Page 6 of 21 Pages
--------------------------                                             -----------------------
------------------------------------------------------------------------------------------------
          NAME OF REPORTING PERSON
    1     THE CARPENTERS PENSION TRUST FOR SOUTHERN CALIFORNIA
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
          94-6042875
------------------------------------------------------------------------------------------------
          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a)  [X]**
    2     (b)  [X]**
------------------------------------------------------------------------------------------------
          SEC USE ONLY
    3
------------------------------------------------------------------------------------------------
          SOURCE OF FUNDS*
    4
          WC
------------------------------------------------------------------------------------------------
          CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
    5     PURSUANT TO ITEMS 2(d) or 2(e)                                                   [ ]
------------------------------------------------------------------------------------------------
          CITIZENSHIP OR PLACE OF ORGANIZATION
    6
          California
------------------------------------------------------------------------------------------------
                                           SOLE VOTING POWER
            NUMBER OF
             SHARES
          BENEFICIALLY
            OWNED BY
              EACH
             PERSON
              WITH
                                     7
                                           -0-
                                 ---------------------------------------------------------------
                                           SHARED VOTING POWER
                                     8
                                           17,613,152**
                                 ---------------------------------------------------------------
                                           SOLE DISPOSITIVE POWER
                                     9
                                           -0-
                                 ---------------------------------------------------------------
                                           SHARED DISPOSITIVE POWER
                                     10
                                           17,613,152**
------------------------------------------------------------------------------------------------
          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
    11    PERSON
          17,613,152**
------------------------------------------------------------------------------------------------
          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    12    CERTAIN SHARES  [ ]
------------------------------------------------------------------------------------------------
          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
    13
          90.6%**
------------------------------------------------------------------------------------------------
          TYPE OF REPORTING PERSON
    14
          EP
------------------------------------------------------------------------------------------------

** See Item 5 below

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                  SCHEDULE 13D

--------------------------                                             -----------------------
  CUSIP No. 49460W-01-0                                                Page 7 of 21 Pages
--------------------------                                             -----------------------
------------------------------------------------------------------------------------------------
          NAME OF REPORTING PERSON
    1     UNITED BROTHERHOOD OF CARPENTERS AND JOINERS OF AMERICA
          LOCAL UNIONS AND COUNCILS PENSION FUND
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
          35-6075035
------------------------------------------------------------------------------------------------
          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a)  [X]**
    2     (b)  [X]**
------------------------------------------------------------------------------------------------
          SEC USE ONLY
    3
------------------------------------------------------------------------------------------------
          SOURCE OF FUNDS*
    4
          WC
------------------------------------------------------------------------------------------------
          CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
    5     PURSUANT TO ITEMS 2(d) or 2(e)                                                   [ ]
------------------------------------------------------------------------------------------------
          CITIZENSHIP OR PLACE OF ORGANIZATION
    6
          Washington, D.C.
------------------------------------------------------------------------------------------------
                                           SOLE VOTING POWER
            NUMBER OF
             SHARES
          BENEFICIALLY
            OWNED BY
              EACH
             PERSON
              WITH
                                     7
                                           -0-
                                 ---------------------------------------------------------------
                                           SHARED VOTING POWER
                                     8
                                           17,613,152**
                                 ---------------------------------------------------------------
                                           SOLE DISPOSITIVE POWER
                                     9
                                           -0-
                                 ---------------------------------------------------------------
                                           SHARED DISPOSITIVE POWER
                                     10
                                           17,613,152**
------------------------------------------------------------------------------------------------
          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
    11    PERSON
          17,613,152**
------------------------------------------------------------------------------------------------
          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    12    CERTAIN SHARES  [ ]
------------------------------------------------------------------------------------------------
          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
    13
          90.6%**
------------------------------------------------------------------------------------------------
          TYPE OF REPORTING PERSON
    14
          EP
------------------------------------------------------------------------------------------------

** See Item 5 below

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                  SCHEDULE 13D

--------------------------                                             -----------------------
  CUSIP No. 49460W-01-0                                                Page 8 of 21 Pages
--------------------------                                             -----------------------
------------------------------------------------------------------------------------------------
          NAME OF REPORTING PERSON
    1     INSURANCE COMPANY SUPPORTED ORGANIZATIONS PENSION PLAN
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
          13-6284703
------------------------------------------------------------------------------------------------
          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
          (a)  [X]**
    2     (b)  [X]**
------------------------------------------------------------------------------------------------
          SEC USE ONLY
    3
------------------------------------------------------------------------------------------------
          SOURCE OF FUNDS*
    4
          WC
------------------------------------------------------------------------------------------------
          CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
    5     PURSUANT TO ITEMS 2(d) or 2(e)
          [ ]
------------------------------------------------------------------------------------------------
          CITIZENSHIP OR PLACE OF ORGANIZATION
    6
          Washington, DC
------------------------------------------------------------------------------------------------
                                           SOLE VOTING POWER
            NUMBER OF
             SHARES
          BENEFICIALLY
            OWNED BY
              EACH
             PERSON
              WITH
                                     7
                                           -0-
                                 ---------------------------------------------------------------
                                           SHARED VOTING POWER
                                     8
                                           17,613,152**
                                 ---------------------------------------------------------------
                                           SOLE DISPOSITIVE POWER
                                     9
                                           -0-
                                 ---------------------------------------------------------------
                                           SHARED DISPOSITIVE POWER
                                     10
                                           17,613,152**
------------------------------------------------------------------------------------------------
          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
    11    PERSON
          17,613,152**
------------------------------------------------------------------------------------------------
          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    12    CERTAIN SHARES  [ ]
------------------------------------------------------------------------------------------------
          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
    13
          90.6%**
------------------------------------------------------------------------------------------------
          TYPE OF REPORTING PERSON
    14
          EP
------------------------------------------------------------------------------------------------

** See Item 5 below

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                  SCHEDULE 13D

--------------------------                                             -----------------------
  CUSIP No. 49460W-01-0                                                Page 9 of 21 Pages
--------------------------                                             -----------------------
------------------------------------------------------------------------------------------------
          NAME OF REPORTING PERSON
    1     RICHARD C. BLUM & ASSOCIATES, L.P.
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
          94-3205364
------------------------------------------------------------------------------------------------
          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
          (a)  [X]**
    2     (b)  [X]**
------------------------------------------------------------------------------------------------
          SEC USE ONLY
    3
------------------------------------------------------------------------------------------------
          SOURCE OF FUNDS*
    4
          Not Applicable
------------------------------------------------------------------------------------------------
          CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
    5     PURSUANT TO ITEMS 2(d) or 2(e)
          [ ]
------------------------------------------------------------------------------------------------
          CITIZENSHIP OR PLACE OF ORGANIZATION
    6
          California
------------------------------------------------------------------------------------------------
                                           SOLE VOTING POWER
            NUMBER OF
             SHARES
          BENEFICIALLY
            OWNED BY
              EACH
             PERSON
              WITH
                                     7
                                           -0-
                                 ---------------------------------------------------------------
                                           SHARED VOTING POWER
                                     8
                                           17,613,152**
                                 ---------------------------------------------------------------
                                           SOLE DISPOSITIVE POWER
                                     9
                                           -0-
                                 ---------------------------------------------------------------
                                           SHARED DISPOSITIVE POWER
                                     10
                                           17,613,152**
------------------------------------------------------------------------------------------------
          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
    11    PERSON
          17,613,152**
------------------------------------------------------------------------------------------------
          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    12    CERTAIN SHARES  [ ]
------------------------------------------------------------------------------------------------
          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
    13
          90.6%**
------------------------------------------------------------------------------------------------
          TYPE OF REPORTING PERSON
    14
          PN, IA
------------------------------------------------------------------------------------------------

** See Item 5 below

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                  SCHEDULE 13D

--------------------------                                             -----------------------
  CUSIP No. 49460W-01-0                                                Page 10 of 21 Pages
--------------------------                                             -----------------------
------------------------------------------------------------------------------------------------
          NAME OF REPORTING PERSON
    1     RICHARD C. BLUM & ASSOCIATES, INC.
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
          94-2967812
------------------------------------------------------------------------------------------------
          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
          (a)  [X]**
    2     (b)  [X]**
------------------------------------------------------------------------------------------------
          SEC USE ONLY
    3
------------------------------------------------------------------------------------------------
          SOURCE OF FUNDS*
    4
          Not Applicable
------------------------------------------------------------------------------------------------
          CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
    5     PURSUANT TO ITEMS 2(d) or 2(e)
          [ ]
------------------------------------------------------------------------------------------------
          CITIZENSHIP OR PLACE OF ORGANIZATION
    6
          California
------------------------------------------------------------------------------------------------
                                           SOLE VOTING POWER
            NUMBER OF
             SHARES
          BENEFICIALLY
            OWNED BY
              EACH
             PERSON
              WITH
                                     7
                                           -0-
                                 ---------------------------------------------------------------
                                           SHARED VOTING POWER
                                     8
                                           17,613,152**
                                 ---------------------------------------------------------------
                                           SOLE DISPOSITIVE POWER
                                     9
                                           -0-
                                 ---------------------------------------------------------------
                                           SHARED DISPOSITIVE POWER
                                     10
                                           17,613,152**
------------------------------------------------------------------------------------------------
          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
    11    PERSON
          17,613,152**
------------------------------------------------------------------------------------------------
          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    12    CERTAIN SHARES  [ ]
------------------------------------------------------------------------------------------------
          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
    13
          90.6%**
------------------------------------------------------------------------------------------------
          TYPE OF REPORTING PERSON
    14
          CO
------------------------------------------------------------------------------------------------

** See Item 5 below

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                  SCHEDULE 13D

--------------------------                                             -----------------------
  CUSIP No. 49460W-01-0                                                Page 11 of 21 Pages
--------------------------                                             -----------------------
------------------------------------------------------------------------------------------------
          NAME OF REPORTING PERSON
    1     RICHARD C. BLUM
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
          ###-##-####
------------------------------------------------------------------------------------------------
          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
          (a)  [X]**
    2     (b)  [X]**
------------------------------------------------------------------------------------------------
          SEC USE ONLY
    3
------------------------------------------------------------------------------------------------
          SOURCE OF FUNDS*
    4
          Not Applicable
------------------------------------------------------------------------------------------------
          CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
    5     PURSUANT TO ITEMS 2(d) or 2(e)
          [ ]
------------------------------------------------------------------------------------------------
          CITIZENSHIP OR PLACE OF ORGANIZATION
    6
          USA
------------------------------------------------------------------------------------------------
                                           SOLE VOTING POWER
            NUMBER OF
             SHARES
          BENEFICIALLY
            OWNED BY
              EACH
             PERSON
              WITH
                                     7
                                           -0-
                                 ---------------------------------------------------------------
                                           SHARED VOTING POWER
                                     8
                                           17,613,152**
                                 ---------------------------------------------------------------
                                           SOLE DISPOSITIVE POWER
                                     9
                                           -0-
                                 ---------------------------------------------------------------
                                           SHARED DISPOSITIVE POWER
                                     10
                                           17,613,152**
------------------------------------------------------------------------------------------------
          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
    11    PERSON
          17,613,152**
------------------------------------------------------------------------------------------------
          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    12    CERTAIN SHARES  [ ]
------------------------------------------------------------------------------------------------
          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
    13
          90.6%**
------------------------------------------------------------------------------------------------
          TYPE OF REPORTING PERSON
    14
          IN
------------------------------------------------------------------------------------------------

** See Item 5 below

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                  SCHEDULE 13D

--------------------------                                             -----------------------
  CUSIP No. 49460W-01-0                                                Page 12 of 21 Pages
--------------------------                                             -----------------------
------------------------------------------------------------------------------------------------
          NAME OF REPORTING PERSON
    1     RCBA PURCHASER I, L.P.
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
------------------------------------------------------------------------------------------------
          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a)  [X]**
    2     (b)  [X]**
------------------------------------------------------------------------------------------------
          SEC USE ONLY
    3
------------------------------------------------------------------------------------------------
          SOURCE OF FUNDS*
    4
          Not Applicable
------------------------------------------------------------------------------------------------
          CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
    5     PURSUANT TO ITEMS 2(d) or 2(e)                                                   [ ]
------------------------------------------------------------------------------------------------
          CITIZENSHIP OR PLACE OF ORGANIZATION
    6
          Delaware
------------------------------------------------------------------------------------------------
                                           SOLE VOTING POWER
            NUMBER OF
             SHARES
          BENEFICIALLY
            OWNED BY
              EACH
             PERSON
              WITH
                                     7
                                           -0-
                                 ---------------------------------------------------------------
                                           SHARED VOTING POWER
                                     8
                                           17,613,152**
                                 ---------------------------------------------------------------
                                           SOLE DISPOSITIVE POWER
                                     9
                                           -0-
                                 ---------------------------------------------------------------
                                           SHARED DISPOSITIVE POWER
                                     10
                                           17,613,152**
------------------------------------------------------------------------------------------------
          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
    11    PERSON
          17,613,152**
------------------------------------------------------------------------------------------------
          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    12    CERTAIN SHARES  [ ]
------------------------------------------------------------------------------------------------
          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
    13
          90.6%**
------------------------------------------------------------------------------------------------
          TYPE OF REPORTING PERSON
    14
          PN
------------------------------------------------------------------------------------------------

** See Item 5 below

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                  SCHEDULE 13D

--------------------------                                             -----------------------
  CUSIP No. 49460W-01-0                                                Page 13 of 21 Pages
--------------------------                                             -----------------------
------------------------------------------------------------------------------------------------
          NAME OF REPORTING PERSON
    1     PRISM PARTNERS I, L.P.
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
          94-3172939
------------------------------------------------------------------------------------------------
          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a)  [X]**
    2     (b)  [X]**
------------------------------------------------------------------------------------------------
          SEC USE ONLY
    3
------------------------------------------------------------------------------------------------
          SOURCE OF FUNDS*
    4
          WC
------------------------------------------------------------------------------------------------
          CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
    5     PURSUANT TO ITEMS 2(d) or 2(e)                                                   [ ]
------------------------------------------------------------------------------------------------
          CITIZENSHIP OR PLACE OF ORGANIZATION
    6
          California
------------------------------------------------------------------------------------------------
                                           SOLE VOTING POWER
            NUMBER OF
             SHARES
          BENEFICIALLY
            OWNED BY
              EACH
             PERSON
              WITH
                                     7
                                           -0-
                                 ---------------------------------------------------------------
                                           SHARED VOTING POWER
                                     8
                                           17,613,152**
                                 ---------------------------------------------------------------
                                           SOLE DISPOSITIVE POWER
                                     9
                                           -0-
                                 ---------------------------------------------------------------
                                           SHARED DISPOSITIVE POWER
                                     10
                                           17,613,152**
------------------------------------------------------------------------------------------------
          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
    11    PERSON
          17,613,152**
------------------------------------------------------------------------------------------------
          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    12    CERTAIN SHARES  [ ]
------------------------------------------------------------------------------------------------
          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
    13
          90.6%**
------------------------------------------------------------------------------------------------
          TYPE OF REPORTING PERSON
    14
          PN
------------------------------------------------------------------------------------------------

** See Item 5 below

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                  SCHEDULE 13D

--------------------------                                             -----------------------
  CUSIP No. 49460W-01-0                                                Page 14 of 21 Pages
--------------------------                                             -----------------------
------------------------------------------------------------------------------------------------
          NAME OF REPORTING PERSON
    1     WEINTRAUB CAPITAL MANAGEMENT
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
          94-3151493
------------------------------------------------------------------------------------------------
          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a)  [X]**
    2     (b)  [X]**
------------------------------------------------------------------------------------------------
          SEC USE ONLY
    3
------------------------------------------------------------------------------------------------
          SOURCE OF FUNDS*
    4
          Not Applicable
------------------------------------------------------------------------------------------------
          CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
    5     PURSUANT TO ITEMS 2(d) or 2(e)                                                   [ ]
------------------------------------------------------------------------------------------------
          CITIZENSHIP OR PLACE OF ORGANIZATION
    6
          California
------------------------------------------------------------------------------------------------
                                           SOLE VOTING POWER
            NUMBER OF
             SHARES
          BENEFICIALLY
            OWNED BY
              EACH
             PERSON
              WITH
                                     7
                                           -0-
                                 ---------------------------------------------------------------
                                           SHARED VOTING POWER
                                     8
                                           17,613,152**
                                 ---------------------------------------------------------------
                                           SOLE DISPOSITIVE POWER
                                     9
                                           -0-
                                 ---------------------------------------------------------------
                                           SHARED DISPOSITIVE POWER
                                     10
                                           17,613,152**
------------------------------------------------------------------------------------------------
          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
    11    PERSON
          17,613,152**
------------------------------------------------------------------------------------------------
          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    12    CERTAIN SHARES  [ ]
------------------------------------------------------------------------------------------------
          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
    13
          90.6%**
------------------------------------------------------------------------------------------------
          TYPE OF REPORTING PERSON
    14
          PN, IA
------------------------------------------------------------------------------------------------

** See Item 5 below

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                  SCHEDULE 13D

--------------------------                                             -----------------------
  CUSIP No. 49460W-01-0                                                Page 15 of 21 Pages
--------------------------                                             -----------------------
------------------------------------------------------------------------------------------------
          NAME OF REPORTING PERSON
    1     JERALD M. WEINTRAUB
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
          ###-##-####
------------------------------------------------------------------------------------------------
          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a)  [X]**
    2     (b)  [X]**
------------------------------------------------------------------------------------------------
          SEC USE ONLY
    3
------------------------------------------------------------------------------------------------
          SOURCE OF FUNDS*
    4
          Not Applicable
------------------------------------------------------------------------------------------------
          CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
    5     PURSUANT TO ITEMS 2(d) or 2(e)                                                   [ ]
------------------------------------------------------------------------------------------------
          CITIZENSHIP OR PLACE OF ORGANIZATION
    6
          USA
------------------------------------------------------------------------------------------------
                                           SOLE VOTING POWER
            NUMBER OF
             SHARES
          BENEFICIALLY
            OWNED BY
              EACH
             PERSON
              WITH
                                     7
                                           -0-
                                 ---------------------------------------------------------------
                                           SHARED VOTING POWER
                                     8
                                           17,613,152**
                                 ---------------------------------------------------------------
                                           SOLE DISPOSITIVE POWER
                                     9
                                           -0-
                                 ---------------------------------------------------------------
                                           SHARED DISPOSITIVE POWER
                                     10
                                           17,613,152**
------------------------------------------------------------------------------------------------
          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
    11    PERSON
          17,613,152**
------------------------------------------------------------------------------------------------
          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    12    CERTAIN SHARES  [ ]
------------------------------------------------------------------------------------------------
          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
    13
          90.6%**
------------------------------------------------------------------------------------------------
          TYPE OF REPORTING PERSON
    14
          IN
------------------------------------------------------------------------------------------------

** See Item 5 below

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                  SCHEDULE 13D

--------------------------                                             -----------------------
  CUSIP No. 49460W-01-0                                                Page 16 of 21 Pages
--------------------------                                             -----------------------
------------------------------------------------------------------------------------------------
          NAME OF REPORTING PERSON
    1     FREMONT PARTNERS, L.P.
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
------------------------------------------------------------------------------------------------
          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a)  [ ]**
    2     (b)  [ ]**
------------------------------------------------------------------------------------------------
          SEC USE ONLY
    3
------------------------------------------------------------------------------------------------
          SOURCE OF FUNDS*
    4
          BK, OO
------------------------------------------------------------------------------------------------
          CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
    5     PURSUANT TO ITEMS 2(d) or 2(e)                                                   [ ]
------------------------------------------------------------------------------------------------
          CITIZENSHIP OR PLACE OF ORGANIZATION
    6
          Delaware
------------------------------------------------------------------------------------------------
                                           SOLE VOTING POWER
            NUMBER OF
             SHARES
          BENEFICIALLY
            OWNED BY
              EACH
             PERSON
              WITH
                                     7
                                           -0-
                                 ---------------------------------------------------------------
                                           SHARED VOTING POWER
                                     8
                                           17,613,152**
                                 ---------------------------------------------------------------
                                           SOLE DISPOSITIVE POWER
                                     9
                                           -0-
                                 ---------------------------------------------------------------
                                           SHARED DISPOSITIVE POWER
                                     10
                                           17,613,152**
------------------------------------------------------------------------------------------------
          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
    11    PERSON
          17,613,152**
------------------------------------------------------------------------------------------------
          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    12    CERTAIN SHARES  [ ]
------------------------------------------------------------------------------------------------
          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
    13
          90.6%**
------------------------------------------------------------------------------------------------
          TYPE OF REPORTING PERSON
    14
          PN
------------------------------------------------------------------------------------------------

** See Item 5 below

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                  SCHEDULE 13D

--------------------------                                             -----------------------
  CUSIP No. 49460W-01-0                                                Page 17 of 21 Pages
--------------------------                                             -----------------------
------------------------------------------------------------------------------------------------
          NAME OF REPORTING PERSON
    1     FP ADVISORS, L.L.C.
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
------------------------------------------------------------------------------------------------
          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a)  [ ]**
    2     (b)  [ ]**
------------------------------------------------------------------------------------------------
          SEC USE ONLY
    3
------------------------------------------------------------------------------------------------
          SOURCE OF FUNDS*
    4
          BK, OO
------------------------------------------------------------------------------------------------
          CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
    5     PURSUANT TO ITEMS 2(d) or 2(e)                                                   [ ]
------------------------------------------------------------------------------------------------
          CITIZENSHIP OR PLACE OF ORGANIZATION
    6
          Delaware
------------------------------------------------------------------------------------------------
                                           SOLE VOTING POWER
            NUMBER OF
             SHARES
          BENEFICIALLY
            OWNED BY
              EACH
             PERSON
              WITH
                                     7
                                           -0-
                                 ---------------------------------------------------------------
                                           SHARED VOTING POWER
                                     8
                                           17,613,152**
                                 ---------------------------------------------------------------
                                           SOLE DISPOSITIVE POWER
                                     9
                                           -0-
                                 ---------------------------------------------------------------
                                           SHARED DISPOSITIVE POWER
                                     10
                                           17,613,152**
------------------------------------------------------------------------------------------------
          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
    11    PERSON
          17,613,152**
------------------------------------------------------------------------------------------------
          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    12    CERTAIN SHARES  [ ]
------------------------------------------------------------------------------------------------
          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
    13
          90.6%**
------------------------------------------------------------------------------------------------
          TYPE OF REPORTING PERSON
    14
          OO (limited liability company)
------------------------------------------------------------------------------------------------

** See Item 5 below

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                  SCHEDULE 13D

--------------------------                                             -----------------------
  CUSIP No. 49460W-01-0                                                Page 18 of 21 Pages
--------------------------                                             -----------------------
------------------------------------------------------------------------------------------------
          NAME OF REPORTING PERSON
    1     FREMONT GROUP, L.L.C.
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
------------------------------------------------------------------------------------------------
          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a)  [ ]**
    2     (b)  [ ]**
------------------------------------------------------------------------------------------------
          SEC USE ONLY
    3
------------------------------------------------------------------------------------------------
          SOURCE OF FUNDS*
    4
          BK, OO
------------------------------------------------------------------------------------------------
          CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
    5     PURSUANT TO ITEMS 2(d) or 2(c)                                                   [ ]
------------------------------------------------------------------------------------------------
          CITIZENSHIP OR PLACE OF ORGANIZATION
    6
          Delaware
------------------------------------------------------------------------------------------------
                                           SOLE VOTING POWER
            NUMBER OF
             SHARES
          BENEFICIALLY
            OWNED BY
              EACH
             PERSON
              WITH
                                     7
                                           -0-
                                 ---------------------------------------------------------------
                                           SHARED VOTING POWER
                                     8
                                           17,613,152**
                                 ---------------------------------------------------------------
                                           SOLE DISPOSITIVE POWER
                                     9
                                           -0-
                                 ---------------------------------------------------------------
                                           SHARED DISPOSITIVE POWER
                                     10
                                           17,613,152**
------------------------------------------------------------------------------------------------
          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
    11    PERSON
          17,613,152**
------------------------------------------------------------------------------------------------
          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    12    CERTAIN SHARES  [ ]
------------------------------------------------------------------------------------------------
          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
    13
          90.6%**
------------------------------------------------------------------------------------------------
          TYPE OF REPORTING PERSON
    14
          OO (limited liability company)
------------------------------------------------------------------------------------------------

** See Item 5 below

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                  SCHEDULE 13D

--------------------------                                             -----------------------
  CUSIP No. 49460W-01-0                                                Page 19 of 21 Pages
--------------------------                                             -----------------------
------------------------------------------------------------------------------------------------
          NAME OF REPORTING PERSON
    1     FREMONT PURCHASER II, INC.
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
------------------------------------------------------------------------------------------------
          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a)  [ ]**
    2     (b)  [ ]**
------------------------------------------------------------------------------------------------
          SEC USE ONLY
    3
------------------------------------------------------------------------------------------------
          SOURCE OF FUNDS*
    4
          BK, OO
------------------------------------------------------------------------------------------------
          CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
    5     PURSUANT TO ITEMS 2(d) or 2(e)                                                   [ ]
------------------------------------------------------------------------------------------------
          CITIZENSHIP OR PLACE OF ORGANIZATION
    6
          Delaware
------------------------------------------------------------------------------------------------
                                           SOLE VOTING POWER
            NUMBER OF
             SHARES
          BENEFICIALLY
            OWNED BY
              EACH
             PERSON
              WITH
                                     7
                                           -0-
                                 ---------------------------------------------------------------
                                           SHARED VOTING POWER
                                     8
                                           17,613,152**
                                 ---------------------------------------------------------------
                                           SOLE DISPOSITIVE POWER
                                     9
                                           -0-
                                 ---------------------------------------------------------------
                                           SHARED DISPOSITIVE POWER
                                     10
                                           17,613,152**
------------------------------------------------------------------------------------------------
          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
    11    PERSON
          17,613,152**
------------------------------------------------------------------------------------------------
          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    12    CERTAIN SHARES  [ ]
------------------------------------------------------------------------------------------------
          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
    13
          90.6%**
------------------------------------------------------------------------------------------------
          TYPE OF REPORTING PERSON
    14
          OO (limited liability company)
------------------------------------------------------------------------------------------------

** See Item 5 below

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                  SCHEDULE 13D

--------------------------                                             -----------------------
  CUSIP No. 49460W-01-0                                                Page 19 of 21 Pages
--------------------------                                             -----------------------
------------------------------------------------------------------------------------------------
          NAME OF REPORTING PERSON
    1     FREMONT ACQUISITION COMPANY II, L.L.C.
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
------------------------------------------------------------------------------------------------
          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a)  [ ]**
    2     (b)  [ ]**
------------------------------------------------------------------------------------------------
          SEC USE ONLY
    3
------------------------------------------------------------------------------------------------
          SOURCE OF FUNDS*
    4
          BK, OO
------------------------------------------------------------------------------------------------
          CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
    5     PURSUANT TO ITEMS 2(d) or 2(e)                                                   [ ]
------------------------------------------------------------------------------------------------
          CITIZENSHIP OR PLACE OF ORGANIZATION
    6
          Delaware
------------------------------------------------------------------------------------------------
                                           SOLE VOTING POWER
            NUMBER OF
             SHARES
          BENEFICIALLY
            OWNED BY
              EACH
             PERSON
              WITH
                                     7
                                           -0-
                                 ---------------------------------------------------------------
                                           SHARED VOTING POWER
                                     8
                                           17,613,152**
                                 ---------------------------------------------------------------
                                           SOLE DISPOSITIVE POWER
                                     9
                                           -0-
                                 ---------------------------------------------------------------
                                           SHARED DISPOSITIVE POWER
                                     10
                                           17,613,152**
------------------------------------------------------------------------------------------------
          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
    11    PERSON
          17,613,152**
------------------------------------------------------------------------------------------------
          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    12    CERTAIN SHARES  [ ]
------------------------------------------------------------------------------------------------
          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
    13
          90.6%**
------------------------------------------------------------------------------------------------
          TYPE OF REPORTING PERSON
    14
          OO (limited liability company)
------------------------------------------------------------------------------------------------

** See Item 5 below

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                  SCHEDULE 13D

--------------------------                                             -----------------------
  CUSIP No. 49460W-01-0                                                Page 19 of 21 Pages
--------------------------                                             -----------------------
------------------------------------------------------------------------------------------------
          NAME OF REPORTING PERSON
    1     FREMONT ACQUISITION COMPANY IIA, L.L.C.
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
------------------------------------------------------------------------------------------------
          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a)  [ ]**
    2     (b)  [ ]**
------------------------------------------------------------------------------------------------
          SEC USE ONLY
    3
------------------------------------------------------------------------------------------------
          SOURCE OF FUNDS*
    4
          BK, OO
------------------------------------------------------------------------------------------------
          CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
    5     PURSUANT TO ITEMS 2(d) or 2(e)                                                   [ ]
------------------------------------------------------------------------------------------------
          CITIZENSHIP OR PLACE OF ORGANIZATION
    6
          Delaware
------------------------------------------------------------------------------------------------
                                           SOLE VOTING POWER
            NUMBER OF
             SHARES
          BENEFICIALLY
            OWNED BY
              EACH
             PERSON
              WITH
                                     7
                                           -0-
                                 ---------------------------------------------------------------
                                           SHARED VOTING POWER
                                     8
                                           17,613,152**
                                 ---------------------------------------------------------------
                                           SOLE DISPOSITIVE POWER
                                     9
                                           -0-
                                 ---------------------------------------------------------------
                                           SHARED DISPOSITIVE POWER
                                     10
                                           17,613,152**
------------------------------------------------------------------------------------------------
          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
    11    PERSON
          17,613,152**
------------------------------------------------------------------------------------------------
          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    12    CERTAIN SHARES  [ ]
------------------------------------------------------------------------------------------------
          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
    13
          90.6%**
------------------------------------------------------------------------------------------------
          TYPE OF REPORTING PERSON
    14
          CO
------------------------------------------------------------------------------------------------

** See Item 5 below

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                  SCHEDULE 13D

--------------------------                                             -----------------------
  CUSIP No. 49460W-01-0                                                Page 20 of 21 Pages
--------------------------                                             -----------------------
------------------------------------------------------------------------------------------------
          NAME OF REPORTING PERSON
    1     FREMONT INVESTORS, INC.
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
------------------------------------------------------------------------------------------------
          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a)  [ ]**
    2     (b)  [ ]**
------------------------------------------------------------------------------------------------
          SEC USE ONLY
    3
------------------------------------------------------------------------------------------------
          SOURCE OF FUNDS*
    4
          BK, OO
------------------------------------------------------------------------------------------------
          CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
    5     PURSUANT TO ITEMS 2(d) or 2(e)                                                   [ ]
------------------------------------------------------------------------------------------------
          CITIZENSHIP OR PLACE OF ORGANIZATION
    6
          Nevada
------------------------------------------------------------------------------------------------
                                           SOLE VOTING POWER
            NUMBER OF
             SHARES
          BENEFICIALLY
            OWNED BY
              EACH
             PERSON
              WITH
                                     7
                                           -0-
                                 ---------------------------------------------------------------
                                           SHARED VOTING POWER
                                     8
                                           17,613,152**
                                 ---------------------------------------------------------------
                                           SOLE DISPOSITIVE POWER
                                     9
                                           -0-
                                 ---------------------------------------------------------------
                                           SHARED DISPOSITIVE POWER
                                     10
                                           17,613,152**
------------------------------------------------------------------------------------------------
          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
    11    PERSON
          17,613,152**
------------------------------------------------------------------------------------------------
          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    12    CERTAIN SHARES  [ ]
------------------------------------------------------------------------------------------------
          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
    13
          90.6%**
------------------------------------------------------------------------------------------------
          TYPE OF REPORTING PERSON
    14
          CO
------------------------------------------------------------------------------------------------

** See Item 5 below

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                  SCHEDULE 13D

--------------------------                                             -----------------------
  CUSIP No. 49460W-01-0                                                Page 21 of 21 Pages
--------------------------                                             -----------------------
------------------------------------------------------------------------------------------------
          NAME OF REPORTING PERSON
    1     JAMES R. LEININGER, M.D.
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
------------------------------------------------------------------------------------------------
          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a)  [X]**
    2     (b)  [X]**
------------------------------------------------------------------------------------------------
          SEC USE ONLY
    3
------------------------------------------------------------------------------------------------
          SOURCE OF FUNDS*
    4
          Not Applicable
------------------------------------------------------------------------------------------------
          CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
    5     PURSUANT TO ITEMS 2(d) or 2(c)                                                   [ ]
------------------------------------------------------------------------------------------------
          CITIZENSHIP OR PLACE OF ORGANIZATION
    6
          USA
------------------------------------------------------------------------------------------------
                                           SOLE VOTING POWER
            NUMBER OF
             SHARES
          BENEFICIALLY
            OWNED BY
              EACH
             PERSON
              WITH
                                     7
                                           -0-
                                 ---------------------------------------------------------------
                                           SHARED VOTING POWER
                                     8
                                           17,613,152**
                                 ---------------------------------------------------------------
                                           SOLE DISPOSITIVE POWER
                                     9
                                           -0-
                                 ---------------------------------------------------------------
                                           SHARED DISPOSITIVE POWER
                                     10
                                           17,613,152**
------------------------------------------------------------------------------------------------
          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
    11    PERSON
          17,613,152**
------------------------------------------------------------------------------------------------
          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    12    CERTAIN SHARES  [ ]
------------------------------------------------------------------------------------------------
          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
    13
          90.6%**
------------------------------------------------------------------------------------------------
          TYPE OF REPORTING PERSON
    14
          IN
------------------------------------------------------------------------------------------------

** See Item 5 below

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. 49460W-01-0                                               SCHEDULE 13D

ITEM 1.  SECURITY AND ISSUER

     This Amendment No. 9 amends the Statement on Schedule 13D (the "Schedule 13D") filed with the Securities and Exchange Commission (the "Commission") on October 20, 1997 by Stinson Capital Partners, L.P., Stinson Capital Partners II, L.P., BK Capital Partners IV, L.P., the Carpenters Pension Trust for Southern California, United Brotherhood of Carpenters and Joiners of America Local Unions and Councils Pension Fund, Insurance Company Supported Organizations Pension Plan, Richard C. Blum & Associates, L.P. ("RCBA"), Richard C. Blum & Associates, Inc., RCBA Purchaser I, L.P. ("B Purchaser") and Richard C. Blum (referred to herein as the "Blum Reporting Persons"); Prism Partners I, L.P. ("Prism Partners); Weintraub Capital Management, and Jerald M. Weintraub (referred to herein as the "Weintraub Reporting Persons"); Fremont Partners, L.P. ("Fremont"), FP Advisors, L.L.C., Fremont Group, L.L.C., Fremont Purchaser II, Inc. ("F Purchaser") and Fremont Investors Inc. (referred to herein as the "Fremont Reporting Persons"); and James R. Leininger, M.D. ("Dr. Leininger"). The Blum Reporting Persons, the Weintraub Reporting Persons, the Fremont Reporting Persons and Dr. Leininger are collectively referred to herein as the "Reporting Persons." This Amendment No. 9 to Schedule 13D relates to shares of common stock, par value $0.001 per share, (the "Common Stock") of Kinetic Concepts, Inc. (the "Issuer"). The principal executive office and mailing address of the Issuer is 8023 Vantage Drive, San Antonio, Texas 78230. The following amendments to Items 2, 3, 4, 5 and 6 of the Schedule 13D are hereby made. Unless otherwise defined herein, all capitalized terms shall have the meanings ascribed to them in the Schedule 13D.

ITEM 2.  IDENTITY AND BACKGROUND

  Item 2 of the Schedule 13D is hereby amended as follows:

     RCBA -- KCI Capital Partners, L.P. is a California limited partnership ("RCBA -- KCI") whose principal business is investing in securities, and whose principal office is located at 909 Montgomery Street, Suite 400, San Francisco, California 94133. RCBA is the sole general partner of RCBA -- KCI. RCBA -- KCI is a member of the Blum Reporting Persons.

     To the best knowledge of the Reporting Persons, RCBA -- KCI has not, during the past five years, been convicted of any criminal proceeding (excluding traffic violations or similar misdemeanors), nor been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceeding was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to federal or state securities laws or finding any violation with respect to such laws.

     RCBA has voting and investment power with respect to shares that are legally owned by the Common Fund for Non-Profit Organizations (the "Common Fund"). The Common Fund is principally engaged in the business of managing investments for educational institutions. The principal office of the Common Fund is located at 450 Post Road East, Westport, Connecticut 06881-0909. The Common Fund is a member of the Blum Reporting Persons.

     To the best knowledge of the Reporting Persons, the Common Fund has not, during the past five years, been convicted of any criminal proceeding (excluding traffic violations of similar misdemeanors), nor been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceeding was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws.

     Fremont Acquisition Company II, L.L.C. and Fremont Acquisition Company IIA, L.L.C. are the parent companies of Fremont Purchaser II, Inc. Its principal office is located at 50 Fremont Street, Suite 3700, San Francisco, California 94105. Fremont Acquisition Company II, L.L.C. and Fremont Acquisition Company IIA, L.L.C. are members of the Fremont Reporting Persons.

CUSIP NO. 49460W-01-0

     To the best knowledge of the Reporting Persons, Fremont Acquisition Company II, L.L.C. and Fremont Acquisition Company IIA, L.L.C. have not, during the past five years, been convicted of any criminal proceeding (excluding traffic violations or similar misdemeanors), nor been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceeding was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws.

ITEM 3.  SOURCE AND AMOUNT OF FUNDS OR OTHER CONSIDERATION

  Item 3 of the Schedule 13D is hereby amended as follows:

     The source of funds for the Stock Purchase described in Item 6 below was the working capital of the Blum Reporting Persons and the working capital of the Fremont Reporting Persons.

ITEM 4.  PURPOSE OF THE TRANSACTION

  Item 4 of the Schedule 13D is hereby amended as follows:

     Pursuant to the Agreement Among Shareholders, which was filed as an exhibit to Amendment No. 7 of this Schedule 13D, F Purchaser, B Purchaser, Dr. Leininger and the Issuer have agreed that the Board of Directors of the Issuer will have at least eight members, two of whom shall be persons designated by Fremont, two of whom shall be persons designated by RCBA, one of whom shall be Dr. Leininger, one of whom shall be Raymond R. Hannigan and two or more of whom shall be independent outside directors who shall not be affiliated with Fremont or RCBA. On November 5, 1997, Sam A. Brooks, Frank A. Ehmann, Wendy L. Gramm and Bernard Mittemeyer resigned from the Issuer's Board of Directors and were replaced with the following individuals: Robert Jaunich II (designated by Fremont), James T. Farrell (designated by Fremont), N. Colin Lind (designated by RCBA) and Jeffrey
W. Ubben (designated by RCBA). As of the date hereof, no independent outside directors have been named to the Issuer's Board of Directors.

ITEM 5.  INTEREST IN THE SECURITIES OF THE TRUST

  Item 5 of the Schedule 13D is hereby amended as follows:

     (a)(b) Following consummation of the Offer (as described below) and the Stock Purchase (as described below), according to the Issuer, there were 19,431,254 shares of Issuer Common Stock outstanding as of the date hereof. Dr. Leininger tendered 13,917,146 Shares in the Offer and currently owns 5,939,220 Shares. Immediately prior to the expiration of the Offer, the Company issued and sold 7,802,180 Shares to F Purchaser and B Purchaser in the Stock Purchase. Based on such information the total number of shares of Issuer Common Stock beneficially owned by the Reporting Persons, is 17,613,152, representing approximately 90.6% of the Issuer's outstanding Common Stock.

     Based on the above information the Blum Reporting Persons report the following direct holdings of Issuer Common Stock:

                                                                             SHARES OF ISSUER
                                   NAME                                     COMMON STOCK OWNED
--------------------------------------------------------------------------  ------------------
Stinson Capital Partners, L.P.............................................         545,100
Carpenters Pension Trust for Southern California..........................       2,060,923
United Brotherhood of Carpenters..........................................         245,896
Insurance Company Supported Organizations Pension Plan....................         315,700
BK Capital Partners IV, L.P. .............................................         100,491
Prism Partners I, L.P. ("Prism")..........................................         130,000
RCBA Purchaser I, L.P.....................................................         772,258
The Common Fund for Non-Profit Organizations..............................         214,942
Stinson Capital Partners II, L.P..........................................         258,700
          Total...........................................................       4,644,010

CUSIP NO. 49460W-01-0

     Prism and the Blum Reporting Persons have entered into a written agreement pursuant to which Prism and the Blum Reporting Persons will contribute the Issuer Common Stock owned by them into RCBA-KCI (with the exception of the Issuer Common Stock owned by Stinson Capital Partners II, L.P. and the Issuer Common Stock owned by the Common Fund).

ITEM 6. CONTRACTS, ARRANGEMENTS, UNDERSTANDINGS OR RELATIONSHIPS WITH RESPECT TO SECURITIES OF THE ISSUER

  Item 6 is hereby amended and supplemented as follows:

     At 12:00 midnight, New York City time, on Wednesday, November 5, 1997, the Offer expired. Based on a preliminary count by the Company, approximately 31,006,942 Shares were tendered pursuant to the Offer and accepted for payment.

ITEM 7.  MATERIAL TO BE FILED AS EXHIBITS

                                                                                          PAGE
                                                                                          -----
Exhibit A    Joint Filing Undertaking...................................................
Exhibit B    Appointment of Attorney-In-Fact............................................

                                   SIGNATURES

     After reasonable inquiry and to the best or our knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.

Dated: November 12, 1997

RICHARD C. BLUM & ASSOCIATES, L.P.

By /s/ MURRAY A. INDICK
    -----------------------------------------------------
    Murray A. Indick
    Managing Director
      and General Counsel

STINSON CAPITAL PARTNERS, L.P.

BK CAPITAL PARTNERS IV, L.P.

STINSON CAPITAL PARTNERS II, L.P.

By Richard C. Blum & Associates, L.P.,
    its General Partner

By /s/ MURRAY A. INDICK
    -----------------------------------------------------
    Murray A. Indick
    Managing Director
      and General Counsel
PRISM PARTNERS I, L.P.

By Weintraub Capital Management,
    its General Partner

By /s/ JERALD M. WEINTRAUB
    -----------------------------------------------------
    Jerald M. Weintraub
    Managing General Partner

WEINTRAUB CAPITAL MANAGEMENT

By /s/ JERALD M. WEINTRAUB
    -----------------------------------------------------
    Jerald M. Weintraub,
    Managing General Partner

    /s/ JERALD M. WEINTRAUB
    -----------------------------------------------------
    Jerald M. Weintraub

THE COMMON FUND FOR
NON-PROFIT ORGANIZATIONS

By Richard C. Blum & Associates, L.P.,
    its Investment Advisor

By Richard C. Blum & Associates,
    Inc., its General Partner

By /s/  MURRAY A. INDICK
    -----------------------------------------------------
    NAME
    TITLE

RICHARD C. BLUM & ASSOCIATES, INC.

By /s/ MURRAY A. INDICK
    -------------------------------------------------------
    Murray A. Indick
    Managing Director, General Counsel
      and Secretary

By /s/ MURRAY A. INDICK
    -------------------------------------------------------
    Richard C. Blum

By Murray A. Indick,
    Attorney-in-Fact

THE CARPENTERS PENSION TRUST
FOR SOUTHERN CALIFORNIA

UNITED BROTHERHOOD OF CARPENTERS
AND JOINERS OF AMERICA LOCAL
UNIONS AND COUNCILS PENSION FUND
INSURANCE COMPANY SUPPORTED
ORGANIZATIONS PENSION PLAN

By Richard C. Blum & Associates, L.P.,
   its Investment Advisor

By /s/ MURRAY A. INDICK
    -------------------------------------------------------
    Murray A. Indick
    Managing Director
      and General Counsel
RCBA PURCHASER I, L.P.

By Richard C. Blum & Associates, L.P.,
    its General Partner

    By /s/ MURRAY A. INDICK
        -----------------------------------------------------------
        Managing Director
        and General Counsel

RCBA-KCI CAPITAL PARTNERS, L.P.

By Richard C. Blum & Associates, L.P.,
    its General Partner

By /s/ MURRAY A. INDICK
    -------------------------------------------------------
    Name:
    Title:

FREMONT PARTNERS, L.P.
FP ADVISORS, L.L.C.
FREMONT GROUP, L.L.C.
FREMONT INVESTORS, INC.
FREMONT PURCHASER II, INC.
FREMONT ACQUISITION
  COMPANY II, L.L.C.
FREMONT ACQUISITION
  COMPANY IIA, L.L.C.

By /s/ R.S. KOPF
    -------------------------------------------------------
    R.S. Kopf
    Executive Officer or Executive
    Officer of a Partner of each
    Fremont Reporting Person

By /s/ DENNIS E. NOLL, ATTORNEY-IN-FACT
    -------------------------------------------------------
    James R. Leininger, M.D.

                                                        [Continued on next page]

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